Exhibit 99.1

PolarityTE Provides Corporate Update

SALT LAKE CITY, February 10, 2021 — PolarityTE, Inc. (Nasdaq: PTE), a biotechnology company developing and commercializing regenerative tissue products and biomaterials, is pleased to provide this update. Our focus is on building shareholder value by pursuing pre-market approval for SkinTE® from the U.S. Food and Drug Administration (FDA) through submission of an investigational new drug application (IND) and eventual biologics license application (BLA), and protecting our intellectual property.

Regulatory Update

Over the last several months, the Company has had meaningful interactions with the FDA regarding the Company’s planned IND for SkinTE. Through these interactions the Company gained valuable insight regarding the critical information it expects to include in the IND, and believes it remains on track to file the IND for SkinTE in the second half of 2021.

Completion of Enrollment in Diabetic Foot Ulcer Randomized Controlled Trial

On January 21, 2021 PolarityTE announced it has completed target enrollment of 100 subjects in a randomized controlled trial (RCT) evaluating SkinTE plus standard of care (SOC) versus SOC alone for the treatment of diabetic foot ulcers (DFUs) and plans to report topline data via press release and presentation at the Symposium on Advanced Wound Care (SAWC) Spring 2021 to be held May 12-16, 2021, barring any unforeseen scheduling or other disruptions due to COVID-19. The Company believes this trial will provide supporting data that can be incorporated into its IND application.

Capital Formation

As previously reported, PolarityTE finished the quarter ended September 30, 2020 with cash, cash equivalents and short-term investments of approximately $23.19 million. The Company then raised $25.67 million (before fees and other costs) through two registered direct offerings and the exercise of warrants in December 2020 and January 2021. We believe the Company is now well funded to execute on important milestones as it pursues the preparation and filing of an IND and BLA.

Intellectual Property

On February 3, 2021, the Company reported that it has further advanced its intellectual property portfolio with the recent notice of allowance from the U.S. Patent and Trademark Office (USPTO) for U.S. Application No. 16/165,169. This follows the allowance of U.S. Patent Application No. 14/954,335, which is scheduled to issue on February 23, 2021 as U.S. Patent No. 10,926,001. The allowed claims in these patent applications relate to methods of making compositions for regenerating functional skin tissue using the Company’s minimally polarized functional unit (MPFU) technology, as well as methods of treatment using the compositions. As a further update, the Company was granted a standard patent in Hong Kong (HK40009324) based on its UK Patent No. GB 2569056. The Company’s total number of allowed and granted utility patents is currently ten—eight internationally and two in the U.S.

Dismissal of Securities Class Action and Derivative Suit

On November 24, 2020 the Company announced the dismissal with prejudice of a consolidated class action lawsuit filed in the United States District Court for the District of Utah under the caption In re PolarityTE, Inc. Securities Litigation, Case No. 2:18-cv-00510. The Company is pleased to announce that the plaintiffs will not be appealing the District Court’s order dismissing that action with prejudice. In addition, a derivative lawsuit brought in the United States District Court for the District of Utah, Case No. 2:18-cv-00791-TC, was dismissed without prejudice on January 29, 2021. Both of these lawsuits arose on the heels of a “short-and-distort” report published by Citron Research in June 2018, which the Company assailed as false and misleading at that time.

David Seaburg, Chief Executive Officer, commented, “We are pleased with what has been accomplished since July 2019 under new leadership at PolarityTE. We have seen strong execution on a number of fronts, including good progress on the transition in the regulatory pathway for SkinTE, solid growth in our patent portfolio in the US and abroad, the dismissal of securities-related litigation stemming from false and misleading short-and-distort reports, and the right-sizing of the Company coupled with important capital formation work to shore up our balance sheet.” Mr. Seaburg continued, “All of this positions PolarityTE for sustained execution to deliver long-term value for all of our shareholders. We are proud of our team, and are grateful for the extraordinary efforts they have made to achieve what we have in 2020, and we are excited to continue to execute on our strategy in 2021. We plan to announce our results for the fourth quarter and fiscal year 2020 in late March, and we look forward to providing additional information regarding our progress to our shareholders and stakeholders at that time.”

Peter Cohen, Chairman of the Board, commented, “Management has made significant progress in the past year. Although their work is far from done, we believe that the fundamentals of the Company are very strong, especially now that they are bolstered by a robust cash position to facilitate further execution as we continue to pursue opportunities to drive shareholder value.”

About PolarityTE®

PolarityTE is focused on transforming the lives of patients by discovering, designing, and developing a range of regenerative tissue products and biomaterials for the fields of medicine, biomedical engineering and material sciences. Rather than manufacturing with synthetic and foreign materials within artificially engineered environments, PolarityTE manufactures products from the patient’s own tissue and uses the patient’s own body to support the regenerative process. From a small piece of healthy autologous tissue, the company creates an easily deployable, dynamic, and self-propagating product designed to regenerate the target tissues. PolarityTE’s innovative methods are intended to promote and accelerate growth of the patient’s tissues to undergo a form of effective regenerative healing. Learn more at www.PolarityTE.com – Welcome to the Shift®.

About SkinTE®

SkinTE is a human cellular and tissue-based product derived from a patient’s own skin (autologous) intended for the repair, reconstruction, replacement, or supplementation of skin tissue. Aseptic surgical procedures and handling during skin harvest, wound preparation, and SkinTE deployment are mandatory.

SkinTE is currently marketed as a human cell, tissue, and cellular and tissue-based product regulated solely under Section 361 of the Public Health Service Act (PHS Act) and 21 CFR Part 1271 (i.e., as a 361 HCT/P). PolarityTE plans to file an investigational new drug application (IND) with FDA followed by a biologics license application (BLA) to have SkinTE regulated as a biologic under the federal Food Drug & Cosmetic Act and Section 351 of the PHS Act (i.e., as a 351 HCT/P), and will propose to FDA a plan for transitioning SkinTE from a 361 HCT/P to a 351 HCT/P.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “intend,” “plan,” “will,” “would,” “should” and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company’s beliefs and assumptions as of the date of this release. The Company’s actual results could differ materially due to the impact of the COVID-19 pandemic and FDA regulatory matters, which cannot be predicted, and the risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law. Our actual results could differ materially due to risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov).

POLARITYTE, the POLARITYTE logo, SKINTE, WHERE SELF REGENERATES SELF and WELCOME TO THE SHIFT are trademarks or registered trademarks of PolarityTE, Inc.

CONTACTS

Investors:

Rich Haerle

VP, Investor Relations

PolarityTE, Inc.

ir@PolarityTE.com

(385) 315-0697